Exhibit 99.1

Contact:	LeAnne Zumwalt
DaVita Inc.
650 696-8910

DaVita Announces Completion of Government Investigation

El Segundo, CA, January 30, 2007, DaVita Inc. (NYSE: DVA) announced that the Civil Division of the United States Attorney’s Office for the Eastern District of Pennsylvania has informed the company that it has decided to close its investigation of DaVita. The company was first notified of the investigation in February 2001 and was issued a formal subpoena in May 2002. The company fully cooperated with the investigation.

“We are pleased that the government, after a lengthy and thorough review, has decided to close this broad investigation into our business practices. We are proud of our culture of regulatory compliance at DaVita,” said Chairman and CEO Kent Thiry.

DaVita is a leading provider of dialysis services for patients suffering from chronic kidney failure. The Company provides services at kidney dialysis centers and home peritoneal dialysis programs domestically in 42 states, as well as Washington, D.C. As of December 31, 2006, DaVita operated or managed 1,300 outpatient facilities serving approximately 103,000 patients.